SECURITIES AND EXCHANGE COMMISSION
                                     Washington, D.C.  20549

                         ______________________________________________


                                            FORM 8-K



                                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934





Date of Report (Date of earliest event reported):  April 6, 1994


                                      CBI Industries, Inc.


                     (Exact name of registrant as specified in its charter)


Delaware                     1-7833                36-3009343
(State or other              (Commission           (IRS Employer
jurisdiction of              File Number)          Identification No.)
Incorporation)

                                       800 Jorie Boulevard
                 Oak Brook, Illinois 60521-2268
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number including area code:  708-572-7000

Item 5.               Other Events.

       On April 7, 1994, CBI Industries, Inc. issued the attached press release.

Item 7.               Financial Statements and Exhibits

       (c)     Press Release dated April 7, 1994.


                                           SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     CBI INDUSTRIES, INC.



                                     By: /S/     G.L. Schueppert
                                          G.L. Schueppert
                                          Executive Vice President - Chief
                                          Financial Officer

Dated:   April 7, 1994

EXHIBIT 7(c)

CBI INDUSTRIES, INC.
NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:



George L. Schueppert,
CBI Industries, Inc.
800 Jorie Boulevard
Oak Brook, IL  60521-2268
(708) 572-7257


April 7, 1994

FOR IMMEDIATE RELEASE                              IND. 354

CBI Industries, Inc. reported that a Court in Harris County, Texas entered a judgment late on April 6, 1994 in favor of Marathon Oil Company in the approximate amount of $31,500,000 against CBI Na-Con, Inc., a contracting services subsidiary of the Company. The judgment related to a verdict in the amount of approximately $23,000,000 rendered by a jury in Harris County. The amount of this verdict and judgment was completely unexpected by CBI and was not warranted in the opinion of the Company. The verdict resulted from the trial of a lawsuit involving a previously reported crane accident which occurred on October 30, 1987 at the Marathon Refinery in Texas City, Texas while CBI Na-Con was working at the refinery and a lift was being made with the crane. The finality of the judgment and its amount are subject to rulings by the Court on various post-trial legal motions which are expected to occur within about thirty days. Any judgment entered is subject to appeal by the parties to the lawsuit. Recovery by CBI from its insurers is subject to the previously reported litigation pending between CBI and its insurers regarding coverage for the accident in which the insurers have denied coverage based on certain pollution exclusions in the policies. Because of the current uncertainty of the amount CBI Na-Con may be required to pay in this matter, additional reserves, if any, beyond those previously established will be reviewed and established as needed.

CBI Industries has subsidiaries operating in the construction of metal plate structures and other contracting services, industrial gases, oil blending and storage, and other investments.